Exhibit 99.1

FOR IMMEDIATE RELEASE
January 9, 2017

Mammoth Energy Service, Inc. Announces
Changes to the Board of Directors

Oklahoma City, Jan. 9, 2017 (GLOBE NEWSWIRE) -- Mammoth Energy Services (Nasdaq:TUSK) today announced that the Board of Directors appointed Paul Heerwagen as a director effective immediately. Mr. Heerwagen will replace Aaron Gaydosik, who resigned from the Board effective January 4, 2017 to pursue other business opportunities.

Mr. Heerwagen serves as Vice President, Corporate Development for Gulfport Energy Corporation (“Gulfport”), where he oversees corporate strategy. Since joining Gulfport in May 2007, Mr. Heerwagen has served in multiple roles, including as the Director of Investor Relations and Corporate Affairs. In addition, Mr. Heerwagen was involved in the formation of the Stingray entities in 2012 where he served as their President from 2012 to 2014 and oversaw their business operations. Mr. Heerwagen holds a Bachelor of Science degree in Finance from Oklahoma State University.

Marc McCarthy, Chairman of the Board commented, “We welcome Paul Heerwagen to the Mammoth Board of Directors. Paul’s contributions to Gulfport’s growth over the past 10 years as well as his direct experience with the formation and development of Mammoth portfolio companies makes him a strong addition. We look forward to his contributions going forward as Mammoth expands both organically and via acquisition.” Mr. McCarthy further stated, “I would like to thank Aaron Gaydosik for his contributions to Mammoth, and we wish him the best in his new endeavors.”

About Mammoth Energy Services, Inc.

Mammoth Energy is an integrated, growth-oriented oilfield service company serving companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves. Mammoth Energy’s suite of services includes completion and production services, natural sand proppant services, contract land and directional drilling services and remote accommodation services.

Contact:

Mammoth Energy Services, Inc., Attention: Don Crist, Director of Investor Relations, 4727 Gaillardia Parkway, Suite 200, Oklahoma City, Oklahoma 73142, tel: 405-608-6048